EXHIBIT 10.1

March 14, 2008

Robert Turner
6597 Nicholas Blvd.
PH 24
Naples, FL  34108

Dear Robert:

We are delighted to offer you the position of Chief Financial Officer of Broadpoint Securities Group, Inc. and Broadpoint Capital, Inc. (collectively referred to as “Broadpoint”) effective March 31, 2008.  You will report to the Chief Executive Officer of Broadpoint, and you will have the duties and responsibilities commensurate with your position as a Chief Financial Officer of a public company.

During calendar year 2008 we have agreed to pay you a base salary at the rate of $250,000 per year to the extent you remain employed by us, and thereafter your base salary will be at least $250,000 per year and will be subject to annual review for increases. In addition, you may be eligible to receive a discretionary bonus for each year in which you may be employed by us.  Generally, bonuses, if any, are based on your contribution, the performance of the firm as a whole and a number of other important factors within our sole discretion.  Any bonus will be payable when all other firm-wide bonuses are generally paid for the particular calendar year and only to the extent you remain employed by us at that time; provided that, payment of such bonus will be made no later than February 15 of the year following the bonus year.  All compensation will be subject to standard payroll taxes and withholdings.

You will also be entitled to participate in the standard employee benefit fringe and perquisite plans, practices, programs, policies and arrangements available to senior executive officers of Broadpoint, all in accordance with the terms of such plans at a level commensurate with your position.  In addition, you will be entitled paid vacation to the same extent as other senior managers and reimbursement for travel, entertainment and other business expenses incurred by you in the performance of your duties, in accordance with Broadpoint’s policies in effect from time to time.

On the date your appointment as Chief Financial Officer is effective, you will receive 450,000 restricted stock units (“RSUs”).  The terms and conditions of such RSUs will be documented in your Restricted Stock Units Agreement attached hereto as Exhibit A.  During your employment, you will also be eligible to receive annual or any other grants of stock options, restricted stock, RSUs and other equity awards as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of Broadpoint.

Your employment with Broadpoint will be “at will,” meaning that either you or Broadpoint will be entitled to terminate your employment at any time and for any reason, with or without cause.  If your employment is terminated for any reason, you will be entitled to the

Robert Turner
March 14, 2008

following payments which, in the case of payments described in subsection (i) and (ii), will be paid no later than 30 days after your termination of employment: (i) any earned but unpaid base salary and accrued but unpaid annual bonus (for the preceding year), (ii) any unpaid accrued vacation or unreimbursed business expenses and (iii) any other amounts due under any benefit plans or programs, including without limitation Broadpoint’s equity plans and programs in accordance with such plans or programs.  You will have no obligation to mitigate any payments or benefits made under the agreement.

You represent and warrant that (i) you have not taken and will not take, and will return to any former employer or destroy without retaining copies, all proprietary and confidential materials of any former employer or any member of its corporate group; (ii) you will not use any confidential, proprietary or trade secret information in violation of any agreement, obligation or duty to a former employer or any member of its corporate group; (iii) your accepting this offer and being employed by Broadpoint and your performance of your duties do not and will not breach any other agreement, obligation or duty that you have to any former employer or any member of its corporate group.

You further acknowledge that the assets of Broadpoint and its  subsidiaries (the “Company Entities”) the Company Entities, including but not limited to, financial information, strategies, new products, plans, studies, forecasts, and other non-public information about the Company Entities and/or their respective clients and prospective clients, are confidential and trade secrets of the Company Entities.  You agree that you will not disclose such confidential information or trade secrets without the prior written permission of the Company Entities.  You also agree that such disclosure may cause irreparable and material damage to the Company Entities.  However, this paragraph will not apply to any information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you other than by reason of your breach of this paragraph; or (iii) you are required to disclose by applicable law, regulation or legal process, provided that you provide Broadpoint with prior notice of the contemplated disclosure so we can seek a protective order.

Broadpoint will indemnify you (and advance amounts to pay legal expenses) in accordance with Broadpoint’s bylaws with respect to your activities on behalf of Broadpoint and will also cover you under our directors’ and officers’ liability insurance on at least the same basis as other senior executive officers of Broadpoint.

In connection with the negotiation and drafting of this letter agreement, the Restricted Stock Unit Agreement and the Non-Compete and Non-Solicit Agreement (collectively, the “Employment Documents”), we agree to pay your reasonable legal fees up to a maximum amount of $25,000.

Robert Turner
March 14, 2008

The Employment Documents contain our entire understanding and supersede any prior understandings, communications or agreements that we may have had.

This letter agreement shall be subject to, governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles.  Any controversy or dispute regarding the interpretation, construction or enforcement of this letter agreement shall be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”) and the parties agree to submit to the jurisdiction of FINRA with respect to any such controversy or dispute.  Notwithstanding the foregoing, you agree that in the event of your breach of any restrictive covenants between you and the Broadpoint or any of its subsidiaries, Broadpoint and/or its subsidiaries may obtain injunctive relief in any court of competent jurisdiction pending arbitration.  Judgment upon any such award or decision of the arbitrators may be entered in any court of competent jurisdiction.  You further agree that New York is the appropriate venue for any such dispute inasmuch as Broadpoint’s headquarters are located in New York and Broadpoint has a substantial interest in having all of its agreements with employees coherently and foreseeably construed according to a uniform law.  You agree that the rights and obligations of Broadpoint hereunder shall be assignable by Broadpoint to an affiliate or to a successor to all or substantially all of its assets.  This letter agreement shall be binding upon and inure to the benefit of Broadpoint and you and your successors, and Broadpoint’s successors and permitted assigns.

The intent of the parties is that payments and benefits under this letter agreement and any other payment or benefit provided by Broadpoint comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement will be interpreted to be in compliance therewith.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  In addition, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is “deferred compensation” within the meaning of Code Section 409A, such payment or

Robert Turner
March 14, 2008

benefit shall not be made or provided at the date which is the earlier of (A) the expiration of the six month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them in this letter agreement.

If any provision of this letter agreement (or any award of compensation or benefits) would cause you to incur additional tax or interest under Code Section 409A, Broadpoint will, after consulting with you, reform such provision to comply with Code Section 409A, provided that Broadpoint agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A.

Notwithstanding any other provisions of this letter agreement to the contrary, in the event you receive payments or benefits that are subject to the excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then such payments or benefits will be automatically reduced to an amount one dollar ($1) less than an amount that would subject you to the Excise Tax; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment or benefits to be provided, determined on a net after-tax basis (taking into account the Excise Tax, imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  The reduction of the payments or benefits will apply as follows, unless otherwise agreed and such agreement is in compliance with Section 409A of the Internal Revenue Code: (i) first, the accelerated vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred and (ii) any cash payments shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment.

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Robert Turner
March 14, 2008

Robert, we are all excited about your assuming the role of Chief Financial Officer on March 31, 2008.  If this offer is not accepted by you on or before such date, it will expire.  If the terms of this letter are acceptable to you, please sign and return a copy to me for my files.

Best Regards

/s/ Lee Fensterstock
Lee Fensterstock
Chairman and Chief Executive Officer

LF/lma/Emp.2486
ACCEPTED AND AGREED:

/s/ Robert Turner
Robert Turner